Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Patsy Barich Double Forte 415.848.8104 pbarich@double-forte.com	Investor Contact: Seanna Allen Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS THIRD QUARTER 2008 RESULTS AND GIVES FISCAL 2009 EARNINGS GROWTH GUIDANCE OF 20 TO 25%

EMERYVILLE, Calif. - October 28, 2008 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced results for its third quarter 2008 ended September 28, 2008.

In this release, the Company:

•	Reports net revenue of $68.5 million, an increase of 12.5% versus last year,

•	Reports diluted earnings per share of $0.15, an increase of 15% versus last year,

•	Reaffirms diluted earnings per share expectations for the full year of $0.77 to $0.82, and

•	Gives guidance for 2009 of diluted earnings per share growth of 20 to 25%.

For the 13 weeks ended September 28, 2008, net revenue increased 12.5% to $68.5 million from $60.9 million for the corresponding period of fiscal 2007. For the 39 weeks ended September 28, 2008, net revenue increased 15.2% to $205.7 million from $178.5 million for the corresponding period of fiscal 2007.

Net income for the quarter was $2.0 million or $0.15 per diluted share, compared to $1.8 million or $0.13 per diluted share last year. Year-to-date, net income was $7.1 million or $0.51 per diluted share, compared to $5.1 million or $0.36 per diluted share last year.

“We are on track to deliver within our earnings per share guidance for the year and well positioned for 20 to 25% earnings per share growth next year,” said Patrick O’Dea, president and chief executive officer of Peet's Coffee & Tea. “While our grocery growth rate in the quarter was below our year-to-date trend, this was largely due to a shift in timing of new distribution and promotion activity from September into October. Overall, I’m encouraged by the strength of our business despite the economic environment. It’s a tribute to the Peet’s brand and people.”

Financial and Operating Summary
Retail net revenue increased 11% to $45.9 million for the quarter from $41.5 million for the corresponding quarter last year. The increase was primarily attributable to new retail stores opened in the last 12 months and growth in existing stores. The Company opened three new retail locations during the quarter.

Specialty net revenue increased 16% to $22.6 million for the quarter from $19.4 million for the corresponding quarter last year. Within the specialty business, grocery grew 15%, foodservice and office sales were up 34%, and the home delivery business declined 2.5% compared to the same period last year.

Cost of sales and related occupancy costs decreased to 47.1% of total net revenue for the quarter compared to 47.9% for the corresponding quarter last year. The decrease from last year was due to procurement savings, increased prices in retail and grocery, and leverage of costs related to the roasting facility that opened last year, partially offset by higher green coffee costs.

Operating expenses as a percent of net revenue increased to 36.1% of total net revenue for the quarter compared to 35.5% for the corresponding quarter last year. The increase was due primarily to higher costs associated with expanding the grocery business.

General and administrative expenses increased to $5.2 million for the quarter from $4.9 million for the corresponding quarter last year primarily due to additional headcount and other investments to support the Company’s growth.

Depreciation and amortization expenses increased to $3.2 million for the quarter from $2.6 million for the corresponding quarter last year. The increase was primarily due to the opening of 23 new retail stores in the last 12 months.

The Company ended the quarter with cash and cash equivalents plus marketable securities of $14.8 million.

Fiscal 2009 Outlook
Looking ahead, Peet’s provided the following fiscal 2009 guidance:

•	Total net revenue is expected to grow 12 to 15%,

•	Diluted earnings per share is expected to grow 20 to 25% and be in the $0.94 to $1.00 range, and

•	The Company is planning to open about 10 new retail locations and 30 to 40 new licensed locations.

Peet’s Coffee & Tea, Inc. Q3 2008 Conference Call
The Company will report its third quarter 2008 earnings results via conference call on Tuesday, October 28, 2008.  The teleconference call will begin at 2:00 p.m. PT/5:00 p.m. ET.

The teleconference can be accessed by calling 1-877-604-9667. The call will be simultaneously webcast on Peet’s Web site at www.peets.com. A replay of the teleconference will be available through 5:00 p.m. PT/8:00 p.m. ET through 8:59 p.m. PT/11:59 p.m. ET on Tuesday, November 4, 2008, at 1-888-203-1112 or 1-719-457-0820, using access code 9429411. It will also be archived at http://investor.peets.com/medialist.cfm through October 28, 2009.

ABOUT PEET’S COFFEE & TEA, INC.
Peet's Coffee & Tea, Inc., (PEET), is the premier specialty coffee and tea company in the United States. Peet's buys the highest quality beans in the world, artisan roasts every bean by hand to order, and delivers all of its coffee quickly for superior freshness no matter where it is sold. Founded in 1966 in Berkeley, Calif. by Alfred Peet, who is widely recognized as the grandfather of specialty coffee in the U.S., Peet's has a rapidly growing, passionate customer following that seeks out Peet's coffees wherever they go. Peet's is committed to strategically growing its business through many channels without compromising the extraordinary quality of its coffee. For more information about Peet's Coffee & Tea, Inc. visit www.peets.com.

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This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include statements relating to 2008 forecasted earnings per diluted share and 2009 forecasted net revenue growth, earnings per diluted share and expected retail and license location growth for 2009. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management, including financial and operational information, the Company’s stock price volatility, and current competitive conditions.  As a result, these statements are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, general economic conditions, including the current credit crisis and its impact on the economy and consumer spending, the Company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the impact of the Company’s stock price volatility on the valuation of stock-based compensation under SFAS 123(R); the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 30, 2007.  These factors may not be exhaustive.  The Company operates in a continually changing business environment, and new risks emerge from time to time.  Any forward-looking statements speak only as of the date of this press release.

PEET’S COFFEE & TEA, INC.

CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	September 28,	December 30,
	2008	2007

ASSETS

Current assets
Cash and cash equivalents	$3,889	$15,312
Short-term marketable securities	10,893	7,932
Accounts receivable, net	9,642	8,287
Inventories	29,698	24,483
Deferred income taxes - current	2,937	2,950
Prepaid expenses and other	9,806	4,285
Total current assets	66,865	63,249

Long-term marketable securities	-	7,831
Property, plant and equipment, net	107,564	99,231
Deferred income taxes - non current	3,000	3,353
Other assets, net	3,893	3,883

Total assets	$181,322	$177,547

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and other accrued liabilities	$9,934	$10,104
Accrued compensation and benefits	10,470	8,909
Deferred revenue	4,477	5,856
Total current liabilities	24,881	24,869

Deferred lease credits and other long-term liabilities	7,030	5,425
Total liabilities	31,911	30,294

Shareholders' equity
Common stock, no par value; authorized 50,000,000 shares; issued and outstanding:13,653,000 and 13,932,000 shares	99,662	104,616
Accumulated other comprehensive income	19	52
Retained earnings	49,730	42,585

Total shareholders' equity	149,411	147,253

Total liabilities and shareholders' equity	$181,322	$177,547

PEET’S COFFEE & TEA, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Thirteen weeks ended		Thirty-nine weeks ended
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007

Retail stores	$45,911	$41,450	$136,829	$121,436
Specialty sales	22,575	19,410	68,847	57,040
Net revenue	68,486	60,860	205,676	178,476

Cost of sales and related occupancy expenses	32,249	29,142	96,478	84,706
Operating expenses	24,715	21,593	72,934	62,772
General and administrative expenses	5,237	4,928	16,233	16,228
Depreciation and amortization expenses	3,150	2,619	9,395	7,935
Total costs and expenses from operations	65,351	58,282	195,040	171,641

Income from operations	3,135	2,578	10,636	6,835

Interest income	130	284	636	1,172

Income before income taxes	3,265	2,862	11,272	8,007

Income tax provision	1,247	1,026	4,127	2,953

Net income	$2,018	$1,836	$7,145	$5,054

Net income per share:
Basic	$0.15	$0.13	$0.52	$0.37
Diluted	$0.15	$0.13	$0.51	$0.36

Shares used in calculation of net income per share:
Basic	13,603	13,816	13,825	13,664
Diluted	13,899	14,168	14,111	14,057

SEGMENT REPORTING
(Unaudited, dollars in thousands)

	Retail		Specialty		Unallocated	Total
		Percent		Percent			Percent
		of Net		of Net			of Net
	Amount	Revenue	Amount	Revenue		Amount	Revenue

For the thirteen weeks ended September 28, 2008
Net revenue	$45,911	100.0%	$22,575	100.0%		$68,486	100.0%
Cost of sales and occupancy	21,130	46.0%	11,119	49.3%		32,249	47.1%
Operating expenses	19,940	43.4%	4,775	21.2%		24,715	36.1%
Depreciation and amortization	2,357	5.1%	372	1.6%	$421	3,150	4.6%
Segment operating income	2,484	5.4%	6,309	27.9%	(5,658)	3,135	4.6%

For the thirteen weeks ended September 30, 2007
Net revenue	$41,450	100.0%	$19,410	100.0%		$60,860	100.0%
Cost of sales and occupancy	19,510	47.1%	9,632	49.6%		29,142	47.9%
Operating expenses	18,109	43.7%	3,484	17.9%		21,593	35.5%
Depreciation and amortization	2,075	5.0%	314	1.6%	$230	2,619	4.3%
Segment operating income	1,756	4.2%	5,980	30.8%	(5,158)	2,578	4.2%

For the thirty-nine weeks ended September 28, 2008
Net revenue	$136,829	100.0%	$68,847	100.0%		$205,676	100.0%
Cost of sales and occupancy	62,191	45.5%	34,287	49.8%		96,478	46.9%
Operating expenses	58,791	43.0%	14,143	20.5%		72,934	35.5%
Depreciation and amortization	7,244	5.3%	1,029	1.5%	$1,122	9,395	4.6%
Segment operating income	8,603	6.3%	19,388	28.2%	(17,355)	10,636	5.2%

For the thirty-nine weeks ended September 30, 2007
Net revenue	$121,436	100.0%	$57,040	100.0%		$178,476	100.0%
Cost of sales and occupancy	56,684	46.7%	28,022	49.1%		84,706	47.5%
Operating expenses	52,517	43.2%	10,255	18.0%		62,772	35.2%
Depreciation and amortization	6,218	5.1%	985	1.7%	$732	7,935	4.4%
Segment operating income	6,017	5.0%	17,778	31.2%	(16,960)	6,835	3.8%

Presentation and reconciliation of Non-GAAP Financial Measures

The following table reconciles non-GAAP net income per share and net income, excluding the after tax costs associated with the Company’s stock option review and restatement, to GAAP net income per share and net income. The Company is presenting these non-GAAP financial measures to illustrate the effect on net income and net income per share if the Company had not incurred the costs of the review of its stock option granting practices. The Company uses such non-GAAP financial measures to analyze and compare the performance of its core business. Non-GAAP financial information is not prepared under a comprehensive set of accounting rules and should be considered supplemental to, and not a substitute for or superior to, financial measures calculated in accordance with GAAP.

	Thirteen weeks ended		Thirty-nine weeks ended
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007
	(unaudited, in thousands,		(unaudited, in thousands,
	except per share amounts)		except per share amounts)

Net income, as reported	$2,018	$1,836	$7,145	$5,054
Stock option review professional fees	-	188	16	1,228
Income tax benefit	-	(67)	(6)	(453)
Net income, excluding fees	$2,018	$1,957	$7,155	$5,829

After tax impact of review professional fees	$-	$121	$10	$775

Diluted net income per share:
Net income, as reported	$0.15	$0.13	$0.51	$0.36
Stock option review professional fees	-	0.01	-	0.09
Income tax benefit	-	-	-	(0.03)
Diluted net income, excluding fees*	$0.15	$0.14	$0.51	$0.41

After tax impact of review professional fees*	$-	$0.01	$-	$0.06

* per share data may not sum due to rounding